
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Exchange Act of 1934
21st Century Telesis (II), Inc.
(Exact name of registrant as specified in its charter)
650 Town Center Drive, Suite 1999
Costa Mesa, CA 92626
(Address of Principal Executive Offices)
Registrant's telephone number, including area code: (714) 752-2178
Securities to be registered pursuant to Section 12(g) of the Act:
21st Century Telesis (II), Inc. Preference Stock
Delaware
(State or other jurisdiction of
incorporation or organization)
33-069528
(I.R.S. Employer Identification
Number
Item 1 - Business
- General Development of Business
Registrant and its joint venture partner, 21st Century Telesis, Inc., were formed in late
1994 and early 1995 in Delaware, and formed a Delaware general partnership under the name of
the 21st Century Telesis Joint Venture in early 1995, for the purpose of raising funds to
participate in the FCC's entrepreneur block PCS auctions. In this Form 10, references to
"registrant" shall be deemed to include a reference to its joint venture partner, 21st
Century Telesis, Inc., and to the Joint Venture, unless the context indicates otherwise.
For its entrepreneur block auctions, the FCC established bidding credits and favorable
payment terms for qualifying small businesses. The FCC required participants to prove they
were genuine small businesses, and not catspaws for larger interests, by demonstrating their
compliance with one or another of several structural profiles approved by the
FCC. The Joint
Venture satisfied these requirements by designating a "control group," which is required to
own at least 25% of the total shareholder equity in the licensee and must exercise de facto
and de jure control over its affairs.
Seven individuals, five of whom are directors of registrant, were so designated in filings
with the FCC prior to the commencement of the PCS auctions. Control is exercised by the
seven individuals by virtue of their voting control over registrant's joint venture partner,
21st Century Telesis, Inc., which in turn, under the terms of the 21st Century
Telesis Joint
Venture Agreement, enjoys sole management authority over the affairs of the
Joint Venture.
The Joint Venture Agreement also specifies that 21st Century Telesis, Inc. is entitled to a
fixed distributive share of 30% of the Joint Venture's distributable profits;
The seven
"control group" members own, collectively, sufficient shares of the capital stock of 21st
Century Telesis, Inc. to ensure that their equity interest in the licences is at least 25%,
calculated on a fully-diluted basis.
The FCC conducted two auctions for PCS licenses in which participation was restricted to
qualifying small businesses: licenses in the C block, covering 30 MHz of bandwidth and
licenses in the F block, covering 10 MHz of bandwidth. The Joint Venture secured 17 C block
licenses, 8 F block licenses, and 2 D block licenses (10 MHz PCS licenses not reserved for
small business licencees). The markets for which licenses are owned by Joint
Venture and the
amounts paid for such licenses are set forth in the two tables below:
Registrant's C Block Licenses
Market   Population     License Cost   Cost per pop<F1>
Jackson, MS   615,521   $18,126,000    $29.45
Syracuse, NY  791,140   16,914,000     21.38
South Bend, IN     330,821   13,226,846     39.82
Lincoln, NE   309,515   7,657,871 24.74
Binghamton, NY     356,645   6,902,254 19.35
Utica, NY     316,633   6,750,000 21.32
Terre Haute, IN    236,968   5,344,596 22.55
Grand Island, NE   141,541   4,447,500 31.42
Kokomo, IN    184,899   3,926,846 21.24
Watertown, NY 296,253   3,647,250 12.31
Marion, IN    109,238   2,374,496 21.74
Ithaca, NY    94,097    2,325,004 24.71
Oneonta, NY   107,742   1,954,540 18.14
Danville, IL  114,241   1,894,256 16.58
North Platte, NE   80,249    1,549,346 19.31
McCook, NE    36,618    671,963   18.35
Vincennes, IN 93,758    480,070   5.12
TOTAL    4,215,879 $98,192,838    $23.20<F2>

<F1> i.e., the cost of the license divided by the total population of the market.
<F2> average cost per pop.
Registrant's D and F Block Licenses
Market   Population     License Cost   Cost per Pop
Indianapolis, IN   1,321,911 $2,475,408     $1.87
Lafayette, IN 247,523   236,996   0.96
Elkhart, IN   235,152   304,237   1.29
Bloomington,IN<F1> 217,914   790,650   3.63
Muncie, IN    182,386   321,221   1.76
Michigan City,IN   107,066   160,314   1.5
Scranton, PA  678,410   561,375   0.83
Plattsburgh, NY    123,121   114,005   0.93
Glens Fall, NY     118,539   521,662   4.4
Hastings, NE  72,833    164,062   2.25
TOTAL    3,304,855 $5,649,930     $1.71

<F1> The licenses for Bloomington, Indiana and Muncie, Indiana are D block licenses, and
thus are paid in full; the licenses for the other markets in the table are financed with the
FCC over a ten-year term.
The FCC has granted 10-year installment payment terms for the C block and F block licenses, contingent upon the licensee's continuing satisfaction of applicable control group requirements.
-   Registrant's Plan of Operation Through the First Six Months of Its Next
Fiscal
Year
Registrant has completed all preliminary engineering studies needed to build out its 27 markets. It has also leased premises in South Bend, Indiana to house a switch and administrative offices and has reached agreement in principle with the local power utility providing for installation on power poles of approximately 80% of the radio ports expected to be needed for that market. Finally, registrant has prepared detailed construction practices studies applicable to all its markets.
During the balance of the fiscal year ending September 30, 1998, and for the six months thereafter, registrant will seek to conclude agreements with the incumbent wireline telephone service providers in its markets covering the infrastructure requirements for registrant's PCS operations (chiefly, use of the incumbent's wire to route traffic from registrant's radio ports to registrant's central office switch, and the provision of power to the radio ports) and covering interconnection charges for telephone traffic originating with a customer of registrant and terminating with a customer of the incumbent or other service provider, and vice versa.
If registrant receives timely financing in material amounts, as discussed below, registrant will begin deployment of its first market, South Bend, and thereafter Syracuse, New York and
Jackson, Mississippi, during the period mentioned above. In the absence of such financing, registrant does not expect to complete any additional significant tasks related to system deployment during the balance of its current fiscal year.
The total cost to acquire and install the equipment needed to bring all 27 markets on line, and to establish and bring to operational level the required management, marketing, customer service, maintenance and billing functions, greatly exceeds the financial resources of registrant and the Joint Venture. Over and above the costs mentioned in the preceding sentence, additional cash will be needed to defray anticipated start-up losses and to provided necessary working capital, in aggregate amounts which likewise exceed the financial resources currently available to registrant.
Registrant is exploring means to finance all the above costs by a debt offering backed by
(i) an equipment lease arrangement, (ii) partial guarantees of the lease payments by equipment vendors and (iii) credit enhancement insurance. In that connection, registrant has reached agreement with Hughes Network Systems for the provision and installation of radio ports and radio port control and network control equipment in all 27 of registrant's markets; as part of this agreement Hughes has agreed in principle to provide the partial vendor guarantees needed for the financing mentioned above, subject to Hughes' final approval of the debt financing ultimately arranged. Registrant has also reached agreement with vendors of other services and equipment necessary for the buildout of its markets. All such agreements are contingent upon timely receipt of financing by registrant.
In the event
it proves impossible to secure financing for all 27 markets on acceptable terms, registrant will seek to secure financing in the smaller amounts needed to finance deployment of systems in only a portion of the markets for which they hold licenses, starting with the South Bend market.
Registrant's expenses currently consist of (1) overhead items, such as employee salaries, fees paid for professional services, business travel, office premises rentals, office equipment purchase and lease costs and telecommunications costs, and other customary business expenses, and (2) interest payments owed to the FCC on the deferred portion of the acquisition cost of the 17 C block licenses aned 8 F block licenses. See Notes
1.d. and 3 to
the Combined Financial Statements dated September 30, 1997, included as Item 13 of this Form
10. On March 24, 1998, the FCC issued an order that, inter alia, gave licensees, including registrant, three means by which licensees might reduce their debt to the FCC by returning licenses or spectrum to the FCC. These measures and their attendant consequences are discussed in Note 3 to the Combined Financial Statements dated as of September
30, 1997
included as Item 13 of this Form 10. On June 8, 1998, registrant returned to the FCC half the spectrum in each of its 17 C block licenses. As a consequence of this decision, registrant's continuing debt service requirements to the FCC have been cut approximately in half, with no near-term impact on anticipated operations.
Given the cash resources presently available to registrant, without augmentation from additional financing, and assuming (i) that interest payments are timely made to the FCC and
(ii) that registrant's other overhead expenses continue at their current levels, registrant estimates that available resources will be sufficient to fund operations at their current levels through the end of the current calendar year.
Registrant currently has 12 full-time employees, with a total annual employee payroll of
$933,080. If only the South Bend market were built, registrant anticipates that it would have 90 employees in total. Finally, registrant anticipates having approximately 600 employees within five years if all 27 markets are timely built.
-Financial Information About Foreign and Domestic Operations and Export Sales
Registrant has had no revenues from operations. Except for certain expenditures incurred in connection with exploring foreign business opportunities, which are immaterial in the aggregate, all of registrant's expenditures have been incurred in connection with its domestic PCS business.
PACS Technology
The Joint Venture plans to deploy PCS equipment based on the Personal Access
Communications
Services ("PACS") standard. This technology, which was developed by BellCore, has an open system interconnection architecture and is optimized to provide a low-cost, high-quality wireless telephone system capable of replacing wireline telephony. The system is designed to function as an add-on to the existing wireline infrastructures, and utilizes low-cost, low-power wireless radio ports and radio port controllers which in turn connect with the wireline infrastructure. Because cell sizes are small, the handsets carried by the user can be small, low-powered and inexpensive. PACS PCS technology is designed to offer superior voice quality, but also offers other advanced digital capabilities, such as data transmission, fax, paging and, ultimately, compressed video. PACS is the only
"low tier"
common air interface currently approved by the Joint Technical Committee for use in the
United States. The technology is an improved version of the Personal Handy
Phone service
which has been deployed with great success in Japan and which is currently undergoing trials in other countries. In addition to the portable applications, the technology readily supports fixed point usage, providing an economical means to connect conventional telephones to the central office switch. Because it is designed as an add-on to the existing wireline infrastructure, and because of the low costs implicit in the technology, PCS systems based on the PACS standard have the potential to be price-competitive with wireline telephony.
None of the other PCS technologies developed thus far can be deployed with capital costs as low as PACS equipment.
Because of this cost advantage, registrant hopes to be able to achieve satisfactory market penetration for its service, notwithstanding the existence in each of its markets of (a) an existing, well-financed and well-known incumbent wireline operator; (b) up to two well-established cellular service providers; (c) up to 5 PCS licensees (including licensees holding 10 MHz licenses in the D, E or F blocks), some of whom may be presumed to be better-financed than registrant and whose systems may be deployed before registrant's;
and (d) the
aggregated SMR service offered by Nextel in much of the country. In addition, the FCC has announced plans to make additional spectrum available in the future to support additional wireless telephone services. Registrant expects to compete with all the abovementioned service providers based on cost, service and product performance.
Few PCS licensees have announced plans to deploy systems based on the PACS technology selected by registrant: most have opted to deploy systems based on other standards. At the present time, equipment designed to work under one technological standard will not work with another. As a consequence, handsets used by registrant's customers in their home markets will support only very limited "roaming" outside those markets. Such roaming may become possible in the future, if other PCS licensees elect to deploy PACS-based systems, or if handsets compatible with multiple standards are developed and become available.
Registrant's Licenses:
The licenses granted to registrant give it the right to offer PCS service for a period of 10 years; the licenses are renewable for an indefinite number of successive
10-year terms,
assuming that registrant continues to satisfy the FCC's common carrier regulations.
The Joint Venture bid a total of $98,192,838 for its 17 C block licenses, of which a balance of $88,373,554 is financed over a period of 10 years, with interest only payable for the first six years at 7% per annum. A total of $4,538,059 was bid for the eight F block licenses, of which $3,630,447 is payable over a 10-year period, with interest only at the rate of 6.25% per year payable for the first two years. Registrant purchased outright its two D block licenses, for Bloomington, Indiana and Muncie, Indiana, for cash payments of
$790,650 and $321,221, respectively.
The licenses are subject to a number of conditions:
1.  Construction requirements:
a) within five years after issuance of the C block licenses facilities must be constructed to provide adequate service to one-third of the population of the market, and to two-thirds in 10 years;
b) within five years after issuance of the F block licenses facilities must be constructed to provide adequate service to one-fourth of the population of the market.
2. Registrant's C and F block licenses (which cover 25 of registrant's 27 markets) were obtained at FCC auctions reserved for qualifying small businesses, and as a consequence are subject to a number of restrictions, chief among them being the requirement that an identified control group exercise control over the licenses for the full
10-year initial
term. With FCC approval, licenses may be transferred during the initial 10-year term to other entities that satisfy the FCC's requirements respecting small businesses.
Licenses
may also be transferred to entities that do not meet the FCC small business requirements, but the unpaid balance of the purchase price and bidding credits must be paid in full immediately. The Licenses must also be fully paid-up and the bidding credits repaid in the event that the Joint Venture ceases to meet the FCC's small business requirements at any time during the 10-year period of the initial license grant.
PACS Equipment
The PACS standard is based on an open architecture, and thus any category of equipment can be manufactured by multiple vendors. Although this works in favor of ready availability and low prices, other factors may tend to constrain supply or registrant's freedom in choosing equipment vendors.
First, no PCS systems based on the PACS standard have been deployed thus far, and it is uncertain how many of such systems may be installed in the future; lack of demand could reduce the number of manufacturers interested in supplying PACS PCS equipment.
Second,
registrant has recently signed an agreement with Hughes Network Systems for the provision and installation of PCS networks in registrant's 27 markets. Even, therefor, if other vendors enter the PACS equipment market, registrant will be able to avail itself of vendor price competition only for markets it may acquire in the future.
The equipment to be installed and/or utilized in registrant's markets consists of radio ports, radio port control units, central office switches and billing equipment and individual user handsets. The number of radio ports and radio port controllers required in any given market will vary in accordance with traffic density. For its 27 markets, registrant expects to pay a total of approximately $220 million for radio ports, radio port controllers and associated network control equipment.
The cost of a central office switch, including associated site improvement cost, is approximately $3,000,000. Registrant estimates that the initial deployment of operating systems in all 27 markets will require expenditures for acquisition and installation of switches of between $10 to $15 million, exclusive of site improvements.
Registrant's business plan assumes that it will purchase all handsets from manufacturers for resale to customers. Although handsets will be purchased only as needed to satisfy anticipated demand, they nonetheless represent, in the aggregate, a material capital cost, since they must be purchased for cash, rather than financed. The business plan contemplates that handsets will be sold to customers other than students at a price equal to 50% of registrant's acquisition cost, with the balance amortized against the fixed monthly service charge. Students will be charged $50 for a handset, an amount much less than half registrant's acquisition cost. As of the filing date of this Form 10, registrant was in negotiation with a major supplier of handsets over a long-term supply contract.
Registrant's business plan assumes a "churn rate" of 13% per year, based on cellular industry average, and further assumes that it will not be possible to repossess from lost customers material numbers of handsets which have not been fully amortized.
Registrant's
anticipated capital expenditures accommodate such losses.
In addition to the equipment noted above, operation of registrant's PCS systems will require agreements with local power utilities to permit registrant to locate radio ports on the utility's poles, and agreements with incumbent wireline telephone service providers, that
(a) establish registrant's right to use such provider's wire to connect the radio ports to their associated radio port controllers and thence to registrant's switch; (b) provide for power to be supplied to registrant's radio ports; and (c) specify interconnection obligations and costs. Registrant has reached agreement in principle with American Electric
Power Company on the provisions of a contract covering the attachment of registrant's radio ports on AEP poles. This agreement will cover four of registrant's markets.
Item 2 - Financial Information
(a) Selected Financial Information
Inapplicable, as registrant has conducted no operations from formation to the present. See
Item 13.
(b) Management's Discussion and Analysis of Financial Condition and Results of
Operations
Registrant's liquidity and capital resources are described in Item 1, "Registrant's Plan of
Operation Through the First Six Months of Its Next Fiscal Year." Registrant has not conducted operations to date.
Item 3 - Properties
Registrant leases office premises in Costa Mesa, California for its headquarters, under customary commercial terms. Registrant also leases premises in South Bend, Indiana which will be utilized for office space and as the site for the central office switch for the
South Bend and contiguous markets, along with associated network control equipment. Site preparation costs for the South premises will be material (See Item 1, "PACS
Equipment") and
site preparation will commence during registrant's current fiscal year, assuming timely completion of its financing. See Item 1.
In addition, if financing timely becomes available, registrant will begin the process of identifying and leasing premises to house its business offices, central office switches and control centers in its other market clusters. Assuming financing, registrant anticipates that such activities will have begun in as many as three of its markets by March, 1999,
i.e., through the first six months of registrant's next fiscal year.

Item 4 - Security Ownership of Certain Beneficial Owners and Management
(a) No persons other than members of management are known to own beneficially or of record
5% or more of 21st Century Telesis, Inc. or 21st Century Telesis (II), Inc.
(b) Security ownership of members of management is given in the table below:
Name of Beneficial      Title of Class Amount    Percent of Class
Owner         And Nature of
         Beneficial Owner
Robert Andrew Hart IV   21st Century Telesis, Inc.    392,857<F1>    23.91%
    Series B common
Philip J. Chasmar  "    457,286   27.83%
Jeffery V. Barbieri          "         429,786   26.16%
Lawrence Kaufman   "    179,143   10.90%
Dion Whitman  "    102,142   6.22%
H. Randolph Hart   21st Century Telesis, Inc.    736,429<F2>    100%
    Series A Common
James C. Roddey<F3>     21st Century Telesis, Inc.    60,000    34.28%
    Preference Stock
John Hendrix Greenberg  21st Century Telesis (II), Inc.    25,000    1%
    Preference Stock
Joseph A. Miller III    "    25,000<F4>     1%
Gilbert Ross Rasco 21st Century Telesis, Inc.    82,480<F5>     11.20%
    Series A Common
Vincent E. Stuedeman    "    27,493<F6>     3.70%
Allen Terrell 21st Century Telesis (II), Inc.    62,500    2.40%
    Preference Stock
Philip Nelson "    100,000   3.90%
Frank Coughlin     "    115,000   4.50%

<F1>     Does not include Mr. Hart's 5.6% limited partner interest in the H. R.
Hart Communications LP.
<F2>     Mr. H.Randolph Hart has a 16.6% undivided interest in the H.R. Hart
Communications LP as general
partner. Mr. H. Randolph Hart and Mr. Robert Andrew Hart IV are brothers.
<F3>     Owned of record by Star Cable Partners; Mr. Roddey disclaims beneficial ownership.
<F4>     Includes 20,000 shares owned of record by Mr. Miller's mother, Olene
Miller, as to which Mr. Miller
disclaims beneficial ownership. Does not include Mr. Miller's one-third interest in the JOV Partnership,
which owns an 11.2% limited partner's interest in the H. R. Hart Communications
LP.
<F5>     A derived figure, representing Mr. Rasco's 11.2% limited partner's interest in the H.R. Hart
Communications LP.
<F6>     A derived figure, representing Mr. Stuedeman's one-third interest in the JOV Partnership, which in
turn owns an 11.2% limited partner's interest in the H. R. Hart Communications
LP.


Item 5 - Directors and Executive Officers
Current officers of the Company are identified in the following table:
Name     Position
Robert Andrew Hart IV   Chairman and Chief Executive Officer
Philip J. Chasmar  Executive Vice President,
    Secretary
Dion S. Whitman    Chief Information Officer and Acting Chief Financial Officer
James A. LaBelle   Chief Operating Officer


Robert Andrew Hart IV has served as Chairman and Chief Executive Officer of the
21st Century
Telesis companies since their formation. For a period beginning more than five years before
the present, he has been the owner and principal professional of Hart
Engineers, Baton
Rouge, Louisiana, a telecommunications engineering firm. Mr. Hart serves on the
Board of
Directors of the Small Business PCS Association, a trade association of nationwide scope
focused on small business applications and opportunities in PCS technology. Mr.
Hart has
also served as Chairman of the Lobbying Committee of this organization. Mr.
Hart, who is 51
years old, is a graduate of Louisiana State University, with a degree in electrical
engineering, and is a Registered Professional Electrical Engineer.
Philip J. Chasmar is one of the founders of the 21st Century Telesis project, and has served
as Secretary of the 21st Century Telesis companies since their formation. He was appointed
as Executive Vice President and elected to the boards of directors of the companies in
December, 1996. Mr. Chasmar is a member of the "Control Group" identified to the Federal
Communications Commission in connection with the grant of the companies' PCS licenses. Prior
to his involvement in the 21st Century Telesis project he served in various marketing
capacities with American Wireless Systems, United Communications and Vision
Communications.
Mr. Chasmar is a graduate of the Newhouse School of Communications of Syracuse
University.
Mr. Chasmar is 41 years old.
James A. LaBelle was appointed Chief Operating Officer of the Company in
October, 1997.
Prior to this appointment, Mr. LaBelle served from 1995 to 1997 as Area
President - Midwest
of GTE Wireless Products and Services, in which position he had overall management
responsibility for a four-state cellular operation with 500 employees and
500,000 customers.
Prior to that time, Mr. LaBelle served from 1990 to 1995 as Area President -
Florida for GTE
Wireless Products and Services, in which position he oversaw the growth of this cellular
service from 30,000 to 350,000 customers. Mr. LaBelle is 52 years of age and received a
Bachelor of Business Administration degree from the University of Wisconsin in
1967 and
participated in the GTE Executive Development Program from 1980 to 1997.
Dion S. Whitman is one of the founding stockholders of the Company, and joined it full-time
in August, 1996. Prior to that time, Mr. Whitman had served from May, 1994 as
Controller/Chief Financial Office of the Long Beach Civic Light Opera, a
non-profit musical
theater production company; prior to that time Mr. Whitman served as Regional
Controller of
the Drug Emporium, a Southern California retail drug chain. Mr. Whitman is 39 years old, and
received a B.A. degree from the University of Southern California.
The directors of the Company are identified below:
    Robert Andrew Hart IV    Philip J. Chasmar
    James A. Roddey     John Hendrix Greenberg
    Gilbert Ross Rasco  Joseph A Miller III
    Vincent E. Stuedeman     Allen Terrell
    Philip Nelson  Frank Coughlin
    H. Randolph Hart    Jeffrey V. Barbieri
Lawrence Kaufman
The business backgrounds of Messrs. Hart and Chasmar are given above. The business
backgrounds of the balance of the directors are set forth below.
James C. Roddey is President of Star Cable Investment Partners, President of
Hawthorne
Sports Marketing, Inc., Chairman of Hawthorne Media Group and Managing Partner
of Allegheny
Media. He is a former President and Director of Turner Communications
Corporation and of
Rollins Communications Corporation, and a past Director of Coast Chemical
Company, Allied
Security, Inc. and Equimark Corporation. Mr. Roddey is also active in charitable and civic
organizations, serving on the boards of the University of Pittsburgh, the
University of
Pittsburgh Medical Center and many other Pittsburgh area organizations. Mr.
Roddey is 65
years of age and has served as a director of the two 21st Century Telesis companies since
1995. Mr. Roddey also serves as a director of Allin Communications, Inc., a publicly-held
technology and computer-services company.
John Hendrix Greenberg for a period beginning more than five years before the present has
been President and General Manager of the Brazoria Telephone Company of
Brazoria, Texas. Mr.
Greenberg is actively involved in a large number of trade associations that represent the
interests of small- and medium-size telephone companies. Mr. Greenberg, who is
47 years old,
has served as a director of the two 21st Century Telesis companies since 1995.
Joseph A. Miller III is Vice President and General Manager of the Georgetown
Telephone
Company of Georgetown, Mississippi and the President of Miller Cablevision. Mr.
Miller is a
former President of the Alabama Mississippi Telephone Association, and serves as a director
of Bank of the South, of Crystal Springs, Miss. Mr. Miller, who is 37 years old, has served
as a director of the two 21st Century Telesis companies since 1995.
Gilbert Ross Rasco is Vice President of Operations of the Brazoria Telephone
Company,
Brazoria, Texas. Mr. Rasco has served for a number of years as a member of the
Texas
Telephone Association Legislative Committee and as a member of that
Association's Academic
Advisory Board. Mr. Rasco, who is 46 years old, has served as a director of the two 21st
Century Telesis companies since 1995.
Vincent E. Stuedeman is a certified public accountant with substantial experience in
telecommunications auditing; since 1980 he has been a member of Martin
Stuedeman &
Associates, P.C., of Birmingham, Alabama, and he currently serves as its
President. Mr.
Stuedeman is a member of the American Institute of Certified Public Accountants
and of the
Alabama Society of Certified Public Accountants. Mr. Stuedeman, who is 49 years old,  has
served as a director of the two 21st Century Telesis companies since 1995.
Allen Terrell for a period of more than five years has been the President of the Rochester
Telephone Company, of Rochester, Indiana, and also serves as a director of that publicly-
held company. Mr. Terrell, who is 48 years old, was elected to the boards of the 21st
Century Telesis companies in December, 1996. Mr. Terrell is also a director of
Norwest Bank
Indiana, N.A., of Fort Wayne, Indiana, a publicly-held banking company.
Philip Nelson  has been  the President of the Hamilton Telephone Company of
Aurora, Nebraska
for more than five years. Mr. Nelson, who is 58 years of age, was elected to the boards of
the 21st Century Telesis companies in December, 1996.
Frank Coughlin is a principal owner of the Lackawaxen Telephone Company, of
Rowland,
Pennsylvania. Mr. Coughlin, who is 38 years of age, was elected to the boards of the 21st
Century Telesis companies in December, 1996.
H. Randolph Hart is the general partner of the H. R. Hart Communications
Limited
Partnership, the original major investor in 21st I, and the brother of Mr.
Robert Andrew
Hart IV. For a period of more than five years, Mr. Hart has been Credit Manager of the Coca
Cola Bottling Company of Baton Rouge, Louisiana, and was elected to the boards of the 21st
Century Telesis companies in December, 1996. Mr. Hart is 47 years old.
Jeffery V. Barbieri and Lawrence Kaufman are two of the original founders of the 21st
Century Telesis companies, and are members of the "Control Group" identified to the FCC.
Prior to their involvement in the 21st Century Telesis project they served in various
marketing capacities with American Wireless Systems, United Communications and
Vision
Communications. Messrs. Barbieri and Kaufman were elected to the boards of the
21st Century
Telesis companies in December, 1996. Mr. Barbieri is 36 years old and Mr.
Kaufman is 54.
The founders of the company were identified to the Federal Communications
Commission as
members of the company's "Control Group," and were appointed as officers and directors as a
result of the requirement of the FCC that Control Group members be active in the day to day
management of the business. These persons are Mr. Robert Andrew Hart IV,
Chairman and Chief
Executive Officer; Philip J. Chasmar, Executive Vice President, Secretary and a
director;
Lawrence Kaufman, a director; Jeffery Barbieri, a director; Dion Whitman, the company's
Chief Information Officer and Acting Chief Financial Officer; H. Randolph Hart,
an Assistant
Secretary of the company and a director.
Certain board members were asked to serve as such because of their investment in the H.
Randolph Hart Communications L.P., which provided the seed capital for the project, and/or
because of their longstanding business ties with Mr. Robert Andrew Hart IV.
These
individuals are John H. Greenberg; Gilbert Ross Rasco; Joseph A Miller III; and
Vincent E.
Stuedeman.
Several individuals were asked (or sought) to serve as directors because of sizable
investments in the project, either directly or through affiliates: James A.
Roddey; Allen
Terrell; Philip Nelson; and Frank Coughlin.
All the above-named directors have been re-elected by stockholders subsequent to their
initial appointments.

Item 6 - Executive Compensation
The following table sets forth the total compensation paid to the executive officers of
registrant during the years indicated. All compensation was paid in the form of salary;
registrant has not yet adopted any deferred or incentive compensation plans.
All the
individuals noted in the table save Messrs. Heller and LaBelle are members of registrant's
promotional group, and Messrs. Hart, Chasmar, Barbieri, Kaufman and Whitman are
members of
registrant's "control group' identified to the FCC. See Item 1.
         1997           1996 1995
Robert Andrew Hart IV   Chairman of the Board;
    Chief Executive Officer  $92,750.00     $154,531.40    $17,968.60
Philip J. Chasmar  Executive Vice President;
    Secretary $87,549.92     $94,944.84     $43,155.00
Jeffery V. Barbieri     Senior Executive;   $89,149.92     $94,944.84     $43,15
5.00
Lawrence Kaufman   Senior Executive    $87,549.92     $80,559.84     $57,540.00
Dion Whitman  Acting Chief Financial
    Officer;
    Chief Information Officer     $66,500.00     $24,769.20     $     -
James LaBelle Chief Operating Officer  $37,000.00     $     -        $    -
Doug L. Heller     Chief Financial Officer  $35,807.20     $89,623.60     $16,27
6.00


(g) Compensation of Directors
Those directors who are not employees of the company, viz., Messrs. Roddey, Terrell, Nelson,
Coughlin, Miller, Greenberg, Rasco, Stuedeman and H. Randolph Hart, receive attendance fees of $1,250 per meeting, with a maximum of $5,000 payable for any single year
(exclusive of
expenses of attendance, which are reimbursed in full). Such fees are payable in cash, or, at the election of a director, are payable in the form of warrants to purchase shares of preference stock of 21st Century Telesis (II), Inc.; such warrants currently have an exercise price of $10 per share, and will be deemed to have a value of $10 per share, so that the $1,250 fee for attendance at a meeting will be paid in the form of an option to purchase 125 shares at an exercise price of $10 per share. The options will have a term of
10 years and are fully vested upon issuance.
(h) Employment Contracts
Each of Messrs. Robert Andrew Hart IV, Philip J. Chasmar, Jeffery V. Barbieri,
Lawrence
Kaufman and Dion Whitman, who comprise registrant's promotional group, has a written employment contract with registrant. All of such contracts are terminable at the will of registrant's board of directors, and no termination indemnities are payable in connection with any such termination.
Mr. James LaBelle, registrant's Chief Operating Officer, is party to an employment contract with registrant pursuant to the terms of which he is to receive a base annual salary of
$171,600 plus an automobile allowance of $500/month, with incentive compensation as follows:
(a) a cash bonus of $25,000 upon completion of deployment of an operational PCS system in each Basic Trading Area in which registrant possesses licenses to offer PCS service; (b) for each full fiscal year for which the earnings before income taxes, depreciation and amortization ("EBITDA") of registrant from the operation of PCS systems shall be a positive number, as reflected in the annual audited financial statements of registrant, Mr. LaBelle will be paid a cash bonus equal to 0.25% of EBITDA for such year. The contract also calls for Mr. LaBelle to receive stock options commensurate with his position at such time as registrant establishes an employee stock option plan.
The contract is terminable at will, but if Mr. LaBelle is terminated involuntarily following a change in control of registrant, he will be entitled to receive a multiple of the base pay and incentive compensation he received in the fiscal year next preceding such involuntary termination: the multiple will be three times such annual compensation if the termination occurs within 12 months following a change in control; two times such annual compensation if the change of control occurs during the 13th through 24th month following such change in control; and an amount equal to such annual compensation if termination occurs in the 25th through 36th month after such a change in control. No indemnity will be payable for an involuntary termination that occurs thereafter.
(j) Compensation Committee Interlocks and Insider Participation.
Registrant's compensation committee consists of Mr. Allen Terrell, Mr. James
Roddey and Mr.
John Greenberg. None is an executive officer or employee of registrant or any affiliate of registrant. No employee or executive officer of registrant serves on the compensation committee of any entity whose board of directors or compensation committee includes Mr.
Terrell, Mr. Roddey or Mr. Greenberg, or which employs any of them.
(k) Compensation Committee Action on Executive Compensation
Registrant's Compensation Committee was first organized on April 29, 1997. No such committee had existed prior to that time. No action was proposed or taken during the fiscal year ended
September 30, 1997, or to the date of filing of this Form 10, to change the compensation payable to any executive officer of registrant, as it was deemed inappropriate to increase such compensation prior to the commencement of operations.

Item 7 - Certain Relationships and Related Transactions
(a) Transactions with management and others
Philip J. Chasmar and Jeffery V. Barbieri, both of whom are promoters and directors of registrant, control Aventine, Inc., a Texas corporation which in turn owns all the outstanding capital stock of Atlantic-Pacific Financial, Inc., an NASD broker-dealer which has participated in private placements of the securities of registrant. For the twelve months ended September 30, 1996 registrant paid brokerage commissions of $453,512 to
Atlantic-Pacific Financial for sale of registrant's securities, and $618,648 for the comparable period ended September 30, 1997. Registrant also paid finders fees and fees for marketing consulting to Aventine totalling $1,010,444 for the twelve months ended September
30, 1996 and $436,959  for the like period ended September 30, 1997. Aventine,
Inc. paid
salaries of $45,000 during calendar year 1996 to each of Messrs. Chasmar and Barbieri, and to Mr. Lawrence Kaufman, a promoter and a director of registrant, and $62,000 each to Messrs
Chasmar, Barbieri and Kaufman for calendar year 1997.
During December, 1996 and January, 1997 registrant paid a total of $174,104 to Hart
Engineers, a telecommunications engineering firm owned by Mr. Robert Andrew
Hart IV, the
Chairman and Chief Executive Officer of registrant, and one of registrant's promoters. The payments were reimbursements for advances made by Hart Engineers for the benefit of registrant, principally during the period prior to the commencement of and during the FCC's
PCS auctions.
Registrant utilizes the services of Hart Engineers to provide engineering oversight services for the deployment of registrant's PCS systems. The arrangement, as authorized by registrant's board, calls for Hart Engineers to be compensated for such services on a time and materials basis, at rates not to exceed those customary in the industry for services of like character. Registrant paid $227,170 to Hart Engineers for services for the twelve month period ended September 30, 1997, and had an unpaid balance of an additional approximately
$254,752 as of such date.
Prior to the C block auctions, registrant agreed with one of its stockholders, Georgetown
Telephone Company, that in consideration of additional investment by Georgetown, registrant would attempt to win the Jackson, MS market in the auction, and would bid up to $7 million to do so. If the license was secured, Georgetown was to be offered the opportunity to build and manage the PCS system for the market and would also be given the right to partition
Copiah and Simpson counties from the market for a further payment of $50,000.
Registrant
subsequently won the Jackson license, but at a cost greatly in excess of the $7 million ceiling contemplated in the agreement with Georgetown. Mr. Joseph E. Miller, one of the directors of registrant, is Vice President and General Manager of the Georgetown Telephone
Company, and beneficial owner of of the shares of registrant held of record by Georgetown.
Neither registrant nor Georgetown Telephone Company has taken any steps to implement these agreements. Mr. Miller has informally indicated that he is not prepared at the present time to waive Georgetown's rights thereunder. Registant considers that such agreements are not enforceable in their original form, because the price paid for the Jackson license substantially exceeded the $7million ceiling contemplated by such agreements.
Family partnerships of which Mr. Frank Coughlin is a member purchased 115,000 shares of preference stock of registrant and received assurances that he would be appointed to registrant's board and that he would be invited to serve as a consultant to registrant for unspecified compensation. Mr. Coughlin was appointed to registrant's board in December,
1996, and has since been elected by stockholders. Although neither registrant nor Mr.
Coughlin has taken any steps to implement this agreement, Mr. Coughlin has informally indicated that he is not prepared to relinquish his right to serve as a consultant to registrant in a paid capacity at some future time.
(d) Transactions with Promoters
Registrant was formed through the promotional efforts of Messrs. Robert Andrew
Hart IV,
Philip J. Chasmar, Jeffery V. Barbieri, Lawrence Kaufman and Dion Whitman. All five individuals continue to serve in executive capacities, and all save Mr. Whitman are members of registrant's board of directors. Compensation received by the promoters is as shown in
Item 7 (a) above and Item 6. The ownership of registrant's stock by each promoter is shown in Item 4. All shares shown in Item 4 were issued for services rendered by the promoters.

Item 8 - Legal Proceedings
The Antitrust Division of the U.S. Department of Justice ("Department") has indicated to registrant that it intends to commence a civil proceeding against registrant, among others, to challenge a bidding technique used by registrant and a number of other participants in the FCC's C block auctions. In one round of the C block auctions, registrant used the BTA number of Indianapolis as the last three digits of a bid it placed on Baton
Rouge, rather
than ending its bid with "000." The Department contends that this amounted to an impermissible signal to a rival bidder respecting registrant's intentions as to the
Indianapolis market. Registrant disputes this characterization. The Department has indicated informally that if it decides to proceed registrant will be given the opportunity to consent to the entry of an injunction against use of trailing number bidding in future government auctions, with no admission of liability on the part of registrant and with no monetary penalties or fines.

Item 9 - Market Price of and Dividends on the Registrant's Common Equity and
Related
Stockholder Matters
There is no public trading market for registrant's securities. As of the filing date of this
Form 10, registrant had approximately 695 holders of record of its Preference
Stock, the
security being registered on this Form 10.
Registrant has not paid any dividends on any of its outstanding stock and does not anticipate that it will pay dividends in the foreseeable future, since substantial working capital will be required to fund growth.

Item 10 - Recent Sales of Unregistered Securities
Registrant's affiliate, 21st Century Telesis, Inc., sold 175,000 shares of its
Preference
Stock at $5 per share to 11 accredited investors. Such sales, which were made in reliance on
Sec. 4(2) of the Securities Act of 1933, and upon Rule 506, were made by employees of the company, and no commissions were paid. The sales took place between December, 1994 and
February, 1995.
Registrant has sold a total of 1,040,850 shares of its Preference Stock to 99 accredited and non-accredited investors in reliance on Rule 506. All such sales were at a price of $10 per share, and took place between February, 1995 and February, 1997. Such sales were effected by employees of registrant, and no commissions were paid.
Units of an affiliated limited liability company, 21st Century Telesis LLC, were offered to accredited and non-accredited investors in an offering made under Rule 506 by participating
NASD brokers. Such units were sold at a price of $11.50 each from November, 1995 to October,
1996, with a total of $11,677,847 raised. Sales commissions, expense allowances and due diligence fees of 15% were paid to participating brokers. The net proceeds of this offering were used to purchase shares of registrant, which were distributed to the LLC investors pro rata upon liquidation of the LLC. At total of 1,068,490 shares of registrant's
Preference
Stock were distributed to 379 investors in this manner.
Units of an affiliated limited liability company, PCS Communications LLC, were offered to accredited and non-accredited investors in an offering made under Rule 506 by participating
NASD brokers. Such units were sold at a price of $14.50 each from August, 1996 to August,
1997, with a total of $5,995,536 raised. Sales commissions, expense allowances and due diligence fees of 15% were paid to participating brokers. The net proceeds of this offering were used to purchase shares of registrant, which were distributed to the LLC investors pro rata upon liquidation of the LLC. At total of 453,197 shares of registrant's
Preference
Stock were distributed to 216 investors in this manner.
The total of non-accredited investors in all the foregoing offerings did not exceed 35 in the aggregate.

Item 11 - Description Of Securities To Be Registered
The securities to be registered on this Form 10 are shares of Preference Stock of 21st
Century Telesis (II), Inc., par value $0.10, of which 5,500,000 shares are authorized for issuance under the company's certificate of incorporation, with 2,571,328 shares issued and outstanding as of the date of filing of this Form 10.
As specified in the company's certificate of incorporation, until June 30, 1996 the company's Preference Stock (a) enjoyed a preference over the company's common stock in respect of distributions consequent on liquidation of the company and (b) carried, as a class, 49.9% of the total stockholder voting power, with the company's common stock, as a class, entitled to 50.1% of the total voting power. There are 100 shares of common stock authorized for issuance by the company's certificate of incorporation, and all such shares are issued and outstanding, and held by an affiliate, 21st Century Telesis, Inc.
Both the liquidation preference and the weighted voting provisions lapsed in accordance with their own terms on June 30, 1996. At the present time, registrant's Preference
Stock is
indistinguishable from its common stock in respect of dividend rights, voting rights, and rights on liquidation: holders of Preference Stock and common stock accordingly participate in dividend and liquidating distributions pro rata in accordance with the number of shares held, and each share of Preference Stock and each share of common stock is entitled to one vote on all matters on which stockholders are entitled to vote under Delaware law. There are no class voting rights or requirements applicable to the Preference stock or the company's common stock except as the same may be established by Delaware law of general application.
The only respect in which the company's Preference Stock differs from its common stock is the redemption right applicable to Preference Stock set forth in the company's certificate of incorporation. Rules of the Federal Communications Commission governing the company's PCS licenses require that no person or affiliated group of persons may own more than 25% of the capital stock and the capital stock of the company's affiliate, taken together, unless such person or group is a member of the company's designated "control group." In order to assure continued compliance with the requirement, the company's certificate of incorporation provides that
The total number of shares of (a) the corporation's Preference Stock and
(b) the Preference Stock of 21st Telesis, Inc., a Delaware corporation, that may be held by any one stockholder of this corporation, together with all affiliates of such stockholder, shall not exceed 25% of the total shares of capital stock of both such corporations issued and outstanding at any time, and this corporation shall have the authority to redeem from any stockholder, or any affiliate of any stockholder, that number of shares of Preference Stock of this corporation necessary to reduce the total of shares held by such stockholder, together with all affiliates of such stockholder, to a number representing not more than 25% of the shares of capital stock of such corporations then outstanding.
Such shares shall be redeemed for cash, in an amount equal to the aggregate par value of such shares or the fair market value of such shares, as determined in good faith by the Board of Directors of the corporation, whichever shall be lower. For purposes of this paragraph, "affiliate" shall have the meanings assigned by Sec. 24.720 of Part 24 of Chapter I of Title 47 of the Code of Federal Regulations, as amended from time to time, or any provision substituted therefore of like intent.
The company's Board of Directors is not classified: each director is elected annually. Given the disproportion in the number of outstanding shares of Preference Stock
(2,571,328, as of
the filing date of this Form 10) and common stock (100), with each share being entitled to one vote, the holders of the company's Preference Stock have effective control over the company. Notwithstanding such control, however, the 21st Century Telesis Joint
Venture
Agreement imposes very substantial limitations on the ability of the stockholders to exercise any control whatever over the company's business - the provision of PCS telephone service - since the Joint Venture Agreement grants complete authority over such business to
21st Century Telesis, Inc., which is in turn controlled by seven individuals identified as members of the licensee's "control group." This "control group" must maintain actual control over operations under the PCS licenses for their initial 10-year term.
See Item 1,
"Registrant's Licenses."
The company's Preference Stock does not carry any pre-emptive rights to acquire additional capital stock of the company.

Item 12 - Indemnification of Officers and Directors
All of registrant's written employment contracts contain a covenant that registrant will indemnify the employee for all losses sustained by the employee in direct consequence of the discharge of his duties on registrant's behalf. The employment contracts are discussed in
Item 6(h), "Employment Contracts."
In addition, registrant's certificate of incorporation states :
Seventh. To the fullest extent permitted by the Delaware General Corporation
Law
as the same shall exist or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director.
To the fullest extent permitted by the Delaware General as the same shall exist or as may hereafter be amended, the corporation as authorized to provide indemnification of any person who is or was an officer, employees, trustee or agent of the corporation for monetary damages for breach of their duty to the corporation or its stockholders.

Item 13 Financial Statements
Registrant's financial statements are attached.

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES) COMBINED FINANCIAL STATEMENTS

SEPTEMBER 30. 1997
CONTENTS
    Page
Independent Auditors Report  1
Combined Balance Sheets 2-3
Combined Statements of Operations  4
Combined Statements of Shareholders' Equity   5
Combined Statements of Cash Flows  6
Notes to Combined Financial Statements 8-21

Postlethwaite & Netterville
A Professional Accounting corporation
CERTIFIED PUBLIC ACCOUNTANTS
8550 UNITED PLAZA BLVD., SUITE 1001, BATON ROUGE, LOUISIANA 70809 0
TELEPHONE (504)922-4600 0 FAX (504) 922-4611

INDEPENDENT AUDITORS' REPORT
The Boards of Directors
21st Century Telesis, Inc.
21st Century Telesis (II), Inc.
21st Century Telesis Joint Venture, and
21st Century Bidding Corporation
(Development Stage Companies)
Costa Mesa, California

We have audited the accompanying combined balance sheets of 21st Century
Telesis, Inc., 21st Century Telesis (II), Inc., 21st Century Telesis Joint
Venture, and 21st Century Bidding Corporation (development stage companies) as of September 30, 1997 and 1996 and the related combined statements of operations, stockholders' equity, and cash flows for years ended September
30, 1997 and 1996 and the periods from inception, December 6, 1994, to September 30, 1995 and 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of 21st Century Telesis,Inc.,21st Century Telesis (II),Inc.,21st Century
Telesis Joint Venture, and 21st Century Bidding Corporation (development stage companies) as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1997 and 1996 and the periods from inception, December 6,1994,through
September 30, 1995 and 1997 in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Companies will continued as going concerns. As described in Note
8 to the combined financial statements, in order to implement its business plan, the Companies will require significant capital to meet its obligations to the FCC, build out the PCS network infrastructure necessary to provide service, and to provide working capital. These capital requirements raise a substantial doubt about the Companies ability to continue as going concerns. Management's plans in regard to this matter, which include raising additional capital through debt offerings, are also described in Note 8. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Baton Rouge, Louisiana
May 8, 1998
1
DONALDSONVILLE - GONZALES - NEW ORLEANS - ST. FRANCISVILLE
ASSOCIATED OFFICES IN PRINCIPAL CITIES OF THE UNITED STATES


21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED BALANCE SHEETS
SEPTEMBER 30. 1997 AND 1996
ASSETS
    1997 1996
CURRENT ASSETS
Cash     $5,829,299     $5,447,791
Accrued interest receivable  7,292     9,073
Note receivable    50,000    50,000
Prepaid expenses   69,231     -
Total current assets    5,955,822 5,506,864



FURNITURE AND EOUIPMENT
Net of accumulated depreciation of
$55,226 and $24,519     103,820   91,472



OTHER ASSETS
PCS license costs, including capitalized
interest (Notes 3 and 8)     84,971,202     72,039,183
    566,872
Deposit on PCS D and F block licenses  -    2,000,000
Deposits 11,524    3,500
Organizational costs    2,705     2,705
Total other assets 85,552,303     74,045,388
Total Assets  $91,611,945    $79,643,724



The accompanying notes are an integral part of these statements.
-2-


LIABILITIES
    1997 1996
CURRENT LIABILITIES
Accounts payable and accrued expenses  $420,067  $413,714
Accrued interest - FCC currently payable    398,323   233,040
Note payable, current portion     -    784,725
Due to stockholders (Note 6) -    174,104
Total current liabilities    818,390   1,605,583

LONG-TERM DEBTS - less current maturities
(Notes 2 and 3)
Notes payable - Federal Communications
Conunission   66,619,736     61,986,859
Accrued interest - FCC notes payable   2,788,262
Note payable - Siemens Stromberg-Carlson    -    215,275
Total long-term debts   69,407,998     62,202,134

COMMITMENTS AND CONTINGENCIES (Note 8)
Total liabilities  70,226,388     63,807,717

STOCKHOLDERS' EOUITY
21st Century Telesis, Inc. (Notes 4 and 8)
Common stock - Series A, $01 par value, 736,429
shares authorized, issued and outstanding   7,364     7,364
Common stock - Series B, $01 par value,
1,970,714 shares authorized,
1,643,214 shares issued and outstanding
Preference stock,$.10 par value,5,500,000
sharesauthorized,175,000 shares
issued and outstanding  17,500    17,500
21st Century Telesis(II),Inc.(Notes 4,5 and 8)
Preference stock,$.10 par value,
5,500,000 shares authorized,
2,571,328 and 1,886,802 shares
issued and outstanding, respectively   257,133   188,680
Additional paid in capital   23,387,975     16,901,588
Deficit accumulated during the
development stage  (2,284,415)    (1,279,125)
Total Stockholders' Equity   21,385,557     15,836,007
Total Liabilities and Stockholders' Equity  $91,611,945    $79,643,724




-3 -





21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (H). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996 AND
FROM THE DATE OF INCEPTION, DECEMBER 6.1994, TO SEPTEMBER 30. 1995 AND 1997
    Year Ended     Year Ended     Inception to   Inception to
    September 30,  September30,   September 30,  September 30,
       1997      1996      1995      1997
REVENUES $    -    $ -  $    -    $ -

OPERATING EXPENSES
Salaries 563,665   389,904   278,643   1,232,212
Travel, meetings and conferences  154,578   140,052   87.712    382,342
Legal and other professional
services 225,409   106,679   -    332,088
Interest expense   49,186    42,523    212  91,921
Rent     64,080    33,744    17,173    114,997
Telephone and utilities 17,414    30,939    19,673    68,026
Payroll taxes 44,616    21,479    22,492    88,587
Office and other expenses    125,827   149,548   26,673    302,048
    1,244,775 914,868   452,578   2,612,221
OTHER INCOME
 Interest income   239,485   69,084    19,237    327,806
LOSS BEFORE PROVISION
 FOR INCOME TAXES  (1,005,290)    (845,784) (433,341) (2,284,415)
 Provision for income taxes
Note(7)  -    -    -    -

NET LOSS $(1,005,290)   $(845,784)     $(433,341)     $(2,284,415)

21st Century Telesis. Inc.
Basic and diluted loss per share  $(0.12)   $(0.12)   $(0.14)
Weighted average shares
outstanding   2,554,643 2,554,643 2,533,943
21st Century Telesis (II). Inc.
Basic and diluted loss per share  $(0.30)   $(0.93)   $(2.60)
Weighted average shares
outstanding   2,339,447 590,751   33,433
The accompanying notes are an integral part of these statements.
-4-

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
Page 1 of 2
COMBINED STATEMENT OF STOCKHOLDERS' EOUITY
FROM THE DATE OF INCEPTION. DECEMBER 6. 1994. TO SEPTEMBER 30. 1997

21st Century Telesis, Inc.
    Common Stock Series A    Common Stock Series B    Preference Stock


    No. of              No. of              No. of
    Shares    Amount    Shares    Amount    Shares    Amount
Inception, December 6, 1994  -    $--  -         $-   -$-
Common stock Series A   736,429   7,364     -         $-   -$-
Common stock Series B issued
 for services rendered  -    -    1,643,214      -    -
Preference stock issued for cash
 at $5.00 per share     -    -    -    -    175,000   17,500
Preference stock issued for cash
  at $10.00 per share   -    -    -    -    -    _
Costs of raising equity -    -    -    -    -    _

Net loss -    -    -    -    -    -

BALANCE, September 30, 1995  736,429   7,364     1,643,214 -    175,000   17,500


Preference stock issued for cash
  at $10.00 per share   -    -    -    -    -    -
Preference stock issued for cash
  at $9.00 per share    -    -    -    -    -    -
Preference stock issued for cash
  at $9.24 per share    -    -    -    -    -    -
Costs of raising equity -    -    -    -    -    -

Net loss      -    -    -    -
BALANCE, September 30, 1996  736,429   $7,364    1,643,214 $-   175,000   $17,50
0


Preference stock issued for cash
 at $10.00 per share    -    -    -    -    -    -
Preference stock issued for cash
 at $9.24 per share     -    -    -    -    -    -
Preference stock issued for cash
 at$10.77pershare  -    -    -    -    -    -
Costs of raising equity


Net loss -    -    -    -    -    -
BALANCE, September 30, 1997  736,429   $7,364    1,643,214 $-   175,000   $17,50
0

The accompanying notes are an integral part of these statements.
-5 -

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
Page 2 of 2
COMBINED STATEMENT OF STOCKHOLDERS' EOUITY
FROM THE DATE OF INCEPTION. DECEMBER 6.1994. TO SEPTEMBER 30. 1997
    21st Century Telesis (II), Inc
         Deficit
    .    Accumulated
    Preference Stock    Additional     During the
    No. of         Paid In   Development
    Shares    Amount    Capital        Stage     Total

Inception, December 6, 1994  -    $-   $-   $-   $-
Common stock Series A   -    -    17,636    -    25,000
Common stock Series B issued
 for services rendered  -    -    -    -    -
Preference stock issued for cash
 at $5.00 per share     -    -    857,500   -    875,000
Preference stock issued for cash
  at$10.Oopershare 113,000   11,300    1,118,700 -    1,130,000
Costs of raising equity -    -    (134,950) -    (134,950)
Net loss -    -    -    (433,341) (433,341)

BALANCE, September30, 1995   113,000   11,300    1,858,886 (433,341) 1,461,709

Preference stock issued for cash
 at $10.00 per share    784,695   78,470    7,768,480 -    7,846,950
Preference stock issued for cash
 at $9.00 per share     5,555     555  49,445    -    50,000
Preference stock issued for cash
 at $9.24 per share     983,552   98,355    8,989,663 -    9,088,018
Costs of raising equity -    -    (1,764,886)    -    (1,764,886)
Net loss -    -    -     (845,784)     (845,784)

BALANCE, September 30, 1996  1,886,802 188,680   16,901,588     (1,279,125)
15,8
36,007

Preference stock issued for cash
 at $10.00 per share    145,000   14,500    1,435,500 -    1,450,000
Preference stock issued for cash
  at $9.24 per share    86,329    8,633     788,064   -    796,697
Preference stock issued for cash
 at $10.77 per share    453,197   45,320    4,833,392 -    4,878,712
Costs of raising equity -    -    (570,569) -    (570,569)
Net loss -    -    -    (1,005,290)    (1,005,290)

BALANCE, September 30, 1997  2,571,328 $257,133  $23,387,975    $(2,284,415)
$21
,385,557



The accompanying notes are an integral part of these statements
6


21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30. 1997 AND 1996 AND
FROM THE DATE OF INCEPTION. DECEMBER 6.1994. TO SEPTEMBER 30. 1995 AND 1997
    Year Ended     Year Ended     Inception to   Inception to
    September 30,  September 30,  September 30,  September 30,
       1997      1996      1995      1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss $(1,005,290)   $(845,784)     $(433,341)     $(2,284,415)
Adjustment to reconcile net loss to net cash
used by operating activities:
Depreciation expense    30,707    21,984    2,535     55,226
Accrued interest receivable and prepaid expenses (67,450)  (9,073)   -    (76,52
3)
Increase in accounts payable and accrued expenses     (206,333) 279,525   134,18
8   207,380
Net cash used by operating activities  (1,248,366)    (553,348) (296,618) (2,098
,332)

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for PCS licenses    (3,387,664)    (11,819,284)   -    (15,206,948)
Payments for other capitalized system costs      (312,119)      -    -    (312,1
19)
Advanced on note receivable  -    (50,000)  -    (50,000)
Purchases of furniture and equipment   (43,055)  (104,620) (11,370)  (159,045)
Payment of organizational costs and other deposits (8,024)      (4,055)   (2,150
)   (14,229)
Net cash used by investing activities  (3,750,862)    (11,977,959)   (13,520)
(1
5,742,341)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock - Series A     -    -    25,000    25,000
Proceeds from issuance of preference stock-
net of issuance costs   6,554,840 15,389,118     1,701,014 23,644,972
Advances from (repayments to) stockholder - net  (174,104) 171,138   2,966
-
Proceeds from note payable   -    1,000,000 -    1,000,000
Payments on note payable     (1,000,000)    -    -    (1,000,000)
Net cash provided by financing activities   5,380,736 16,560,256     1,728,980
2
3,669,972

Net increase in cash    381,508   4,028,949 1,418,842 5,829,299

Cash at beginning of period  5,447,791 1,418,842 -    -

Cash at end of period   $5,829,299     $5,447,791     $1,418,842     $5,829,299

See Note 9 for supplemental cash flow information
The accompanying notes are an integral part of these statements.

-7-
21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES

a.  Nature of Business

21st Century Telesis, Inc. ("21st I") and 21st Century Telesis (II), Inc.
("21st II")
have been in the development stage since formation as Delaware corporations on December 6, 1994, and January 5, 1995, respectively. The two corporations were formed to participate in auctions by the Federal Communication Commission
("FCC") of
licenses to provide Personal Communications Services ("PCS"), a new telecommunications service.

In order to take advantage of certain bidding preferences granted by the FCC to "designated entities" (qualifying small businesses, woman/minority owned businesses and independent telephone companies), 21st I and 21st II thereafter formed 21st Century Telesis Joint Venture ("21st JV") under the general partnership law of Delaware, to serve as the entity that would participate in the FCC auction and build and operate PCS systems under any licenses won at the FCC auction.
Under
the terms of the Joint Venture Agreement, which was executed as of January 23, 1995,
21st 1 controls and manages 21st IV, for which services it is reimbursed for all its direct and indirect costs. Profits, gains and losses of the 21st JV are to be distributed 30% to 21st I and 70% to 21st II.

In the first FCC auction reserved to designated entities, for 30 MHz C block
PCS
licenses, the 21st IV obtained a total of 17 C block PCS licenses out of the
493
awarded, with total net winning bids of $98,192,838; of this total, $9,819,284 was paid in cash by the 21st IV, as required by the FCC.

Thereafter, the 21st JV formed a wholly owned Delaware subsidiary, 21st Century
Bidding Corporation (21st BC), to participate in the FCC auctions for 10 MHz D and
F block PCS licenses. On January 15, 1997, the FCC announced that 21st BC was the high bidder for 2 D and 8 F block PCS licenses, with total net winning bids of $5,649,930; of this total, $2,019,483 was paid in cash by 21st BC, as required by the FCC.

The Companies' PCS licenses and intended areas of operations include certain market areas within Indiana, Mississippi, Nebraska, and New York. The Companies are in the development stage and, to date, have devoted substantially all of their efforts to developing their business strategy, raising capital, and designing and developing their wireless network. Accordingly, the Companies have recognized no operating revenues and have incurred, and expect to continue to incur, operating losses and cash flow deficits.

b.  Principles of Combination
The accompanying financial statements reflect the combination of the individual financial statements of 2lst 1, 21st II, and 21st BC (collectively referred to as
"the Companies") which have common ownership, management, and operations. The individual financial statements of the 21st IV are also combined, since it is the vehicle by which the Companies presently intend to conduct all operations.
Combination
of the individual financial statements provides a more meaningful financial presentation than would the individual statements shown separately.
Intercompany
transactions and balances have been eliminated in these combined financial statements.

-8-


21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES (continued)

c.  Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

d.  PCS License Costs and Capitalized System Development Costs

License costs represent the cost of the C, D, and F block PCS licenses granted by the FCC. The PCS licenses financed by the FCC under favorable financing terms are accounted for in accordance with industry practice at the net present value of the debt obligations assumed plus any cash paid for the respective licenses. Interest related to debt pertaining to each PCS license is capitalized until that license is placed in service. Amortization of the capitalized costs related to each license will commence when that license is placed in service and will be computed on a straight-line basis over a period not to exceed forty (40) years.

On September 17, 1996 21st IV acquired 17 C block PCS licenses from the FCC for an aggregate price of $98,192,838, net of bidding credits. As a designated entity, 21st IV received bidding credits equal to 25% of the gross bid price of the licenses. The Company paid $9,819,284 in cash and financed the remaining 90%, or $88,373,554, with the FCC at an interest rate of 7.0% as described in Note 3. The C block licenses are recorded at the net present value of these payments, or $71,748,460, using an estimated borrowing cost for debt similar to that issued by the FCC of 13%. 21st JV capitalized interest costs, $8,453,867 and $290,723 at September 30, 1997 and 1996, respectively, related to the acquisition of the C block PCS licenses while activities are in process to ready the licenses for their intended use.

On January 15, 1997 21st BC acquired 2 D block PCS licenses from the FCC for an aggregate price paid in cash of $1,l 11,871. 21st BC also acquired 8 F block
PCS licenses from the FCC on this date for an aggregate price of $4,538,059.
21st BC paid $907,612 in cash and financed the remaining balance of $3,630,447 with the FCC at an interest rate of 6.25% as described in Note 2. The F block
PCS
licenses are recorded at the net present value of these payments, or $3,515,181, using an estimated borrowing cost of 13%. 21st BC has capitalized interest costs of $141,822 at September 30, 1997 related to the F block PCS licenses.

As more fully described in Note 3, the FCC has announced that C block licensees, including the Companies, may elect various options that, depending on the Companies' election, could significantly affect the carrying values of the licenses reflected in these financial statements.






-9-


21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
SIGNIFICANT ACCOUNTING POLICIES (continued)
d.  PCS License Costs and Capitalized System Development Costs (continued)

Management periodically reviews the values assigned to the PCS licenses to determine whether any impairments are other than temporary. This assessment is based on the undiscounted future cash flows from operating activities compared to the carrying value of the related assets. In performing this analysis, management considers such factors as current business plans, trends and prospects, and other economic factors. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. Management believes that the PCS licenses in the accompanying combined financial statements are appropriately valued although the uncertainties described in the previous paragraph and in Notes 3 and 7 could have a significant affect on this evaluation in the near future.

Costs incurred related to the design and development of the PCS System have been capitalized and will be amortized as a component of the PCS system when placed in service.

e.  Furniture, Equipment and Depreciation

Furniture and equipment are recorded at cost and will be depreciated over their estimated useful lives of 5 years on a straight-line basis.

f.  Organizational Costs

The Companies have incurred various costs associated with the formation of the Companies. These costs have been capitalized in these combined financial statements and are to be amortized on a straight-line basis over a period of five years once operations commence.

g.  Capital Stock

21st I and 21st II have issued capital stock and incurred various costs, such as brokerage commissions, legal and other related costs, which are deducted from additional paid in capital of the related stock.

h.  Income Taxes

The Companies file separate income tax returns. Provisions for income taxes are based on income taxes payable for the current year and deferred taxes on temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


-   10-



21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES (continued) Statements of Cash Flows
The Companies consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Supplemental disclosures of cash flow information are as follows:
    Year Ended     Year Ended     Inception to   Inception to
    September 30,  September 30,  September 30,  September 30,
    1997 1996 1995 1997
Cash paid for interest  $3,183,906     $457 $212 $3,184,575
Cash paid for income taxes   4,115     4,820     -    8,935

Non-cash investing and
Financing activities:
Liabilities incurred for
acquisition of PCS licenses  2,607,569 61,929,176     -    64,536,745


Common stock issued in
exchange for origination
costs paid by stockholder    -    -    20,000    20,000


j.  Fair Value of Financial Instruments

The Companies' financial instruments consist primarily of cash, note receivable, trade payables and debt instruments. The book value of these instruments are considered to be their respective fair value. The determination of the book value of the FCC note obligations is discussed at Note 3.

11

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES (continued)

k.  Earnings Per Share

The combined financial statements are presented in accordance with Statement on Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". Basic
EPS
is completed using the weighted average number of shares outstanding during each period. Diluted EPS gives the effect of the potential dilution of earnings which may have occurred if dilutive potential shares had been issued. Since the Companies incurred net losses, both basic and diluted earnings per share are the same amount. Options, warrants and commitments to issue capital stock have been excluded from the computation of diluted net loss per share as the effect of their inclusion would have been anti-dilutive.

The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations shown on the combined statements of operations:
         Years ended September 30,     Inception to
    1997 1996 September30. 1995

21st Century Telesis. Inc.
Numerator: Net loss     ($296.735)     ($295.066)     ($ 346.347)

Denominator: Shares outstanding
Common stock - Series A $ 736,429 $736,429  $ 736,429
Common stock - Series B 1,643,214 1,643,214 1,641,014
    Preference stock     175,000  175,000   156,500
         $2,554,643     $2,554,643     $2,533,943
Basic and diluted EPS   ($.12)    ($.12)    ($.14)



21st Century Telesis II. Inc.
Numerator: Net loss     ($708,555)     ($550,718)     ($ 86,994)

Denominator:
Preference shares outstanding     $ 2,399,447    $590,751  $33,433
Basic and diluted EPS   ($.30)    ($.93)    ($2.60)





12





21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
1.  SIGNIFICANT ACCOUNTING POLICIES (continued)
1.  Recent Accounting Standards

In June 1997, the Financial Accounting Standards Board issued SFAS No.
30 "Reporting Comprehensive Income". This statement establishes standards for reporting of comprehensive income and its components in financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. The Companies are required to adopt SFAS No. 130 no later than the fiscal year ended September 30, 1999. Reclassification of comparative financial statements provided for earlier periods will be required. The
Companies
believe that the display of comprehensive income will not differ materially from the currently reported net loss attributable to stockholders.

2.  NOTE PAYABLE

At September 30, 1997 and 1996, note payable consisted of:
    1997 1996
Note payable to Siemens Stromberg-Carlson, due in
five quarterly installments, commencing October 31,
1996, and any remaining balance due on
October 31, 1997. The note was unsecured with
interest at 10.59%. The note was paid in full in 1997.     $-   $1,000,000

Less: Current portion   -    ( 784,725)

Note payable due after one year   $-   $215,275

3. FCC LICENSE OBLIGATIONS
    Pursuant to the successful bid for 17 C block PCS licenses, 21st JV entered into
17 notes payable to the Federal Communications Commission (FCC) dated September
17, 1996 totaling $88,373,554. The original terms of the notes require interest at a rate of 7.0% per annum due in quarterly interest payments of $l,546,537 through
September 30, 2002. Commencing December 31, 2002, quarterly principal and interest
payments of $6,380,533 are required with any unpaid balances due on September
17, 2006.
Each note is secured by the respective PCS C block license. In accordance with industry practices, the C block license notes were recorded at $61,929,027 which represents the net present value of these payments based on the
Companies' estimate of borrowing costs of 13% for debt similar to that issued by the FCC.
13




21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
3.  FCC LICENSE OBLIGATIONS (continued)
Pursuant to the successful bid for 8 F block PCS licenses, 21st BC entered into
8
notes payable to the FCC dated April 28, 1997 totaling $3,630,447. The original terms of the notes require interest at a rate of 6.25% per annum due quarterly from
July 28, 1997 through April 28, 1999 in the amount of $56,726. Commencing
July 28, 1999, quarterly principal and interest payments of $145,034 are required
with any unpaid balances due on April 28, 2007. Each note is secured by the respective PCS F block license. Similar to the C block licenses, the F block license notes are recorded at $2,607,569 which represents the net present value of
these payments based on the Company's estimated borrowing cost of 13% for similar debt.

The difference in the net present value of the C and F block license notes and the stated amount of these debts represents the amount of discount recorded for both the notes payable and the related licenses. The discounts recorded for both the C and the
F block PCS license note payables are being amortized to interest costs and capitalized as a part of the license costs until the licenses are placed in service. During the years ended September 30, 1997 and 1996, the Companies capitalized $8,304,966 and $290,723, respectively, as interest costs which included $2,025,307 and $57,683, respectively, of discount amortization during each year. Since inception the Companies have capitalized $8,595,689 as interest costs, including $2,082,990 of discount amortization.

The C and F block license notes require future payments during each of the years ending September 30: none in 1998; $88,308 in 1999; $367,249 in 2000; $390,746 in
2001; $415,746 in 2002; and $90,741,952 thereafter.

In March 1997, the FCC issued an order suspending quarterly interest payments due under the C block license notes for an indefinite period of time. In April
1997, the
FCC issued a similar interest payment suspension order for the F block license notes.
The interest under these note obligations continues to accrue and has been recorded in these financial statements as accrued interest payable.

On March 24, 1998, the FCC issued an order requiring licensee to resume payment of interest on C and F block license notes along with payment of the interest accrued during the interest payment suspension period in eight equal quarterly installments commencing July 30, 1998. Accrued interest for these notes through September
30, 1997
has been classified in accordance with these repayment terms. The same FCC order also outlines three means by which licensees might reduce the debt they owe to the FCC on their C block licenses:

1.  Disaggregation. A licensee can elect to return one-half of its spectrum (15
MHz of
its 30 MHz) and surrender such spectrum to the FCC for reauction for a 50% reduction in the respective license debt. A licensee must disaggregate spectrum for all of the
Basic Trading Area licenses it holds within any Major Trading Area (MTA), but need not start of the reauction. Licensees electing this option will repay in eight equal quarterly installments, beginning with the payment due in July, 1998, all interest that was accrued during the suspension period, adjusted to reflect the reduction in debt obligations. Disaggregation may be combined with the prepayment option described below.



14


21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (IL). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
3.  FCC LICENSE OBLIGATONS (continued)

Fifty percent of the down payment of such licenses is considered a down payment for the retained 15 MHz, and 20% of the original down payment may, at the licensee's option, be applied either to interest accrued during the suspension period or as a reduction of outstanding principal.

2. Amnesty. A licensee can elect to surrender all licenses within a given MTA, and in return will have the corresponding C block debt forgiven. The down payment for surrendered C block licenses will be, at the licensee's option, (a) forfeited, and the licensee will remain eligible to bid in the reauction of its returned licenses or (b) subject to the seventy percent credit and the licensee will forego eligibility to reacquire the subject licenses for a period of two years from the date the reauction d for retained 15 MHz licenses in a disaggregated MTA.

3. Prepayment. A licensee can elect to purchase any of its licenses by prepaying the license note at the face value of the note. All licenses within any single MTA must be purchased under this option. In addition, a licensee can use 70% of its total down payments on surrendered licenses as credit towards the prepayment of any of the licenses it elects to purchase. The licensee may not rebid in the reauction for any of the licenses surrendered, and is prohibited from acquiring surrendered licenses in the secondary market for a period of two years. As noted above, disaggregation may be combined with prepayment.
The licensees may choose different options for different licenses. Action on any of these three options must be taken by June 8, 1998. The Companies are evaluating these alternatives from financial, strategic and economic standpoints, and are also evaluating the alternative of maintaining all their current licenses intact.



4.  CAPITAL STOCK

21st 1 has the authority to issue common stock (Series A and Series B) and preference stock. All such shares are entitled to one vote per share. Until June 30, 1996, Series
A common stock and preference stock carried preferences as to liquidating distributions, equal in amount to the original subscription price of the shares. Such preferences lapsed by their own terms after that date, and any subsequent distributions will be pro rata as to all classes and series of the corporation's capital stock.

21st I issued 1,621,214 shares of common stock Series B on December 15, 1994 to eight individuals for services provided prior to, and as part of the formation of 21st I.
21st I also issued 22,000 shares of common stock Series B on January 30, 1995 to two preference stockholders in consideration for their preference stock investment and to a third party in consideration of services rendered. No value has been assigned to the Series B shares issued for noncash consideration due to the lack of an objective valuation.





    15



21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
4.  CAPITAL STOCK (continued)

21st II also has common and preference stock. All of the corporation's authorized common stock, 100 shares, is owned by 21st I; such shares have been eliminated in these combined financial statements. At September 30, 1997 and 1996, 21st II had issued 1,864,193 shares of its preference stock to investors. Earlier preferences as to liquidating distributions and weighted voting rights lapsed by their own terms on June 30, 1996, and each share of the corporation's common and preference stock now participates equally in any distributions and is entitled to one vote.

In order to comply with certain FCC requirements applicable to the licenses held by the
21st IV (see Notes I a and 8), both 21st I or 21st II are authorized to redeem shares of their preference stock at their original issue prices to ensure that no single affiliated group of investors (other than the founding stockholders of 21st I) owns more than 25% of the total outstanding capital stock of the two corporations.

5.  CAPITAL STOCK OPTIONS AND WARRANTS

21st II granted an option to PCS Communications, LLC to purchase 400,000 shares of 2lst
II's preference stock for a cash price of $10.75 per share. The number of shares subject to this option was subsequently informally increased and during the year ended
September
30, 1997, PCS Communications, LLC paid $4,878,712 pursuant to the stock option agreement to 21st II for 430,537 preference shares which were issued subsequent to September 30, 1997.

21st II has from time to time approved the grant of warrants to individuals to purchase shares of 21st II preference shares at an exercise price of $10.00 per share.
During the
years ended September 30, 1997 and 1996, 21st II approved the grant of 94,600 and 48,420, respectively, warrants as compensation for certain broker services. Management issued
120,300 of such warrants during February and March 1998. These warrants are exercisable for 10 years from the date of issuance at an exercise price of$10.00 per preference share of 21st II. Management expects to issue more warrants in connection with prior services and the future sale of 2111 capital stock. No warrants were issued or exercised through
September 30, 1997.

6.  RELATED PARTY TRANSACTIONS

The Companies owed a stockholder and officer $174,104 at September 30, 1996 for expenses paid on behalf of the Companies. These amounts were repaid, without interest, during the year ended September 30, 1997.

The 21st IV has retained an engineering firm owned by a stockholder and officer to provide telecommunications engineering service in connection with the design and build-out of the Joint Venture's markets. During the year ended September 30, 1997, the Companies paid $227,170 and owed approximately $254,752 at September 30, 1997 to this firm for services rendered. The majority of these costs have been capitalized as network design and development costs.




    16


21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
6.  RELATED PARTY TRANSACTIONS (continued)
The Companies paid $436,959 and $1,010,044 in consulting fees and finder fees to
Aventine, Inc., a corporation controlled by two stockholders and directors of 21st I in connection with the sale of shares of2lst II during the years ended
September 30,
1997 and 1996, respectively. The Companies also owed Aventine $48,063 for such fees at September 30, 1997. Aventine, Inc. controls a NASD broker-dealer that participated in such sales. Aventine, Inc. paid salaries to three stockholders and directors of
2lst I.

The Companies entered into a commitment to offer the opportunity to a stockholder and director to build and manage the PCS network in one of the Companies' license areas.
The Company also entered into a commitment with a stockholder and director for consulting services to be provided pursuant to developing another of the Companies'
PCS market areas. There has been no development to date in these PCS license areas or payments made pursuant to these commitments.

7.  PROVISION FOR INCOME TAXES
The components of the provision for income taxes are as follows:
    Year ended     Year ended     Inception to   Inception to
    September 30, 1997  September 30, 1996  September 30, 1995  September 30,
1997
Current tax Expense     ($6,815)  $6,815    $--  $--                      $-
Deferred tax (benefit) provision  (292.895) (279.245) (160.320) (732.460)
    (299,710) (272,430) (160,320) (732,460)
Change in valuation
Allowance     299,710   272,430   160,320   732,460
Income tax expense $-   $-   $-   $-

Developmental and pre-operating costs are deferred for income tax purposes.
Deferred
deductions and net operating loss carryforwards create a deferred tax asset of
$732,460
and $432,750 at September 30, 1997 and 1996, respectively. A valuation allowance has been
recorded against the deferred income tax asset due to the uncertainty of realization of
these assets at September 30, 1997 and 1996. The valuation allowance will be reduced at
such time as management believes it is more likely than not that the related net deferred
tax assets will be realized.



17

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (IL). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
8.  COMMITMENTS AND CONTINGENCIES
Capital Stock
21st I has agreed with its preference stockholders that if 21st 1 or 21st II subsequently issues preference shares at a price lower than $10 per share, all 21st
I shareholders who purchased preference shares at $5 per share will be given an opportunity to purchase additional preference shares at par value ($.10) to reduce their average acquisition cost per share to an amount equal to 50% of any subsequent preference share offering at less than $10 per share. During 1997, 21st II issued preference shares at amounts less than $10 per share. Accordingly, at September 30, 1997 21st I was obligated to issue 19,886 shares of its preference shares at par value ($ .10).

FCC Control Requirements
As a qualifying small business with an identified control group (certain of the founding stockholders of2lst I), the 21st IV benefited from bidding credits and installment financing in the FCC's C and F block auctions. The 21st IV must continue to comply with applicable FCC small business criteria for the initial 10-year term of the licenses; failure to do so will result in an immediate requirement to pay the unpaid balance of the license fees in cash and to refund the bidding credits, plus interest thereon. With FCC approval, the C and F block licenses owned by the 21st JV may be transferred at any time to another entity that qualifies under the FCC small business criteria. Transfers to non-qualifying transferees are prohibited during the first five years after license award; non-qualifying transfers from the sixth year after license a ward through tenth and final year of the initial license term require the cash payment of the unpaid balance of the license fees and the refund of the bidding credits, plus interest thereon.

FCC Build-out Requirement
All PCS license holders are required to meet certain requirements imposed by the FCC relating to the provision of service in each license area. C block license holders must provide coverage to one-third of the population in each license service area within five years of license grant and two-thirds of the population in each license service area within ten years of license grant. F block license holders must provide coverage to one-quarter of the population in each license service area within five years of license grant, or make a showing of substantial service in their license area within five years of being licensed.
Failure to comply with the build-out requirements could subject 21st JV to license forfeiture or other penalties, and may have a material adverse effect on the financial condition of
2lst JV.

PCS Network Build-out and Development
Management of the Companies is negotiating with equipment vendors to acquire, install and maintain PCS network equipment in the operating areas represented by its PCS licenses.
Related thereto, the Companies have entered into a contract with Hughes Network
Systems
for the design and installation of PCS equipment throughout the Companies' operating regions. The contract is subject the ability of the Company to obtain satisfactory financing for the network development. The Company will substantially rely on and be dependent upon this equipment supplier and other suppliers to install and make operational the equipment and technology necessary for the Companies' PCS network.



21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
8.  COMMITMENTS AND CONTINGENCIES (continued)
FCC Network Build-out and Development (continued)
The development of the infrastructure necessary to offer PCS services is subject to delays and risks, including those inherent in the general uncertainty associated with design, acquisition, installation and construction of wireless telephone systems.
vals which are beyond the Companies' control. Delays in the site acquisition process, as well as in the acquisition of equipment or in construction, could adversely affect the timing for build-out of the Companies' licenses.

The Companies will require substantial amounts of additional capital to design, develop nt of $550 to $600 million, to be raised in the form of a debt offering backed by equipment lease with partial lease payment guarantees by prospective equipment vendors and with credit enhancement insurance. As previously described, the Companies have signed a contract with a major supplier of wireless communications equipment to provide and install the PCS network for the Companies' 27 markets; as part of that understanding, the supplier has agreed, in principle, to provide the vendor guarantees necessary for the proposed debt financing. The supplier's obligation is subject to a number of contingencies, including the successful closing of the debt financing. Although no assurances can be offered, management believes that the Companies will be successful in finalizing these financing arrangements, which will permit the timely build-out of its PCS systems and provide necessary working capital and debt service capital.

Leases
The Companies are obligated under various long-term operating leases for office space
which expire at various dates through 2007. The leases provide from minimum annual rentals
plus certain payments for property operating expenses and property taxes and include
certain renewal options. Future minimum lease commitments under noncancellable operating
leases are as follows for each of the years ending September 30:
    1998 $145,975
    1999 145,975
    2000 147,536
    2001 164,699
    2002 155,114
    Thereafter     245,246
Total minimum lease commitments
    Total minimum lease commitments    $1,004,545



21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
8.  COMMITMENTS AND CONTINGENCIES (continued)
Other
The Companies had amounts on deposit with financial institutions in excess of federally insured limits totaling $5,685,198 at September 30, 1997.

Uncertainties Regarding Future Operations
The Companies are developmental companies which have incurred net losses since inception and expect to continue to experience net losses and cash flow deficiencies from operations. In order to implement its business plan, significant capital will be required to meet the FCC debt obligations, design and build out the PCS network infrastructure necessary to provide services, meet operating costs and working capital needs, and to market and promote the Companies' services.

Uncertainties Regarding Future Operations (continued)
The Companies currently have 17 C block PCS licenses which have been financed by the FCC. As described in Note 3, the FCC has given C block licenses the option of returning entire licenses or a portion of their licensed spectrum.
This election must be made no later than June 8, 1998.

As described above in "PCS Network Build-out and Development," the Companies are exploring debt financing in the range of $550 to $600 million, which would be sufficient to permit development to operational status of all 27 of the Companies' markets. If the prospects of securing such financing diminish, or if such financing proves unavailable by the June 8, 1998 election date, the Companies may elect to return licenses or spectrum. A decision by the Companies to return licenses would reduce the number of markets in which the Companies would be authorized to offer
PCS services, and would therefore adversely affect prospects for future growth.
Management believes a decision to return spectrum would not affect near-term growth, since retained spectrum would be sufficient to support voice telephone operations at anticipated levels of market penetration for several years, but might constrain the Companies' long-term competitive ability to offer other services, such as certain kinds of highspeed data transfer, video telephone services, etc. In either case, these limitations on future growth would be the price paid for the benefit of a substantial reduction in the Companies' near term capital needs and infrastructure capital costs. It is not clear what affect, if any, the return of licenses or spectrum would have on the Companies' long-term ability to raise additional capital.



20

21st CENTURY TELESIS. INC.
21st CENTURY TELESIS (II). INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)

NOTES TO COMBINED FINANCIAL STATEMENTS
9.  21st CENTURY TELESIS (II). INC.
As described in Note lb., the combined financial statements included in the financial statements of 21st Century Telesis (II), Inc. The condensed balance sheets and statements of operation for 21st II are presented below:
    September 30,  September 30,
    1997    1996
Balance Sheet
Cash and cash equivalents    $ 5,784,144    $5,329,268
Interest receivable          6,781
Investment in 21st Century Joint Venture    18,886,765     10,478,407
Organizational costs    1.400     1.400
    $24.672.309    $15.815.856
Accounts payable and accrued expenses  $72,058   $237,436
Due to 21st Century Joint Venture      3.175.546
    3.247.604 237.436
Common stock  1,000     1,000
Preference stock   257,133   188,680
Additional paid-in capital   22,512,839     16,026,452
Deficit accumulated during the development stage (1.346.267)    (637.712)

    $24.672.309    $15.815.856
    Year ended     Year ended     Inception to   Inception to
    September 30,  September 30.  September 30,  September 30,
       1997      1996      1995      1997
Statement of Operations
Revenues $-   $-   $-   $-
Loss from unconsolidated affiliate     $849,942  351,593   -    1,201,535
Management fee to 21st Century, Inc.   -    240,000   94,000    334,000
Miscellaneous expense   17,339    21,833    30   39,202
    867,281   613,426   94,030    1,574,737
Interest income    158,726   62,708    7,036     228,470
    ($708,555)     ($550,718)     ($86,994) ($1,316,267)

- 21 -

Consent of Independent Auditors
We consent to the reference of our firm and to the use of our report dated
May 8, 1998 with respect to the combined financial statements of 21st
Century Telesis, Inc., 21st Century Telesis (II), Inc., 21st Century
Telesis Joint Venture and 21st Century Bidding Corporation included in this
Form 10 for the registration of 21st Century Telesis (II), Inc.'s
Preference stock.

Postlethwaite & Netterville
Baton Rouge, Louisiana
May 13, 1998


Robert R. Redwitz & Co.
21st CENTURY TELESIS, INC.
2lst CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION (DEVELOPMENT STAGE COMPANIES)

COMBINED FINANCIAL STATEMENTS
DECEMBER 31,1997

Robert R. Redwitz
Certified Public Accountants & Consultants
The Board of Directors
21st Century Telesis, Inc.
21st Century Telesis (II), Inc.
21st Century Telesis Joint Venture 21st Century Bidding Corporation
(Development Stage Companies)
Santa Ana, California

We have compiled the accompanying combined balance sheet of 21st Century
Telesis, Inc., 21st
Century Telesis (II), Inc., 21st Century Telesis Joint Venture and 21st Century
Bidding
Corporation, (development stage companies) as of December 31, 1997 and the related combined statements of operations and shareholders' equity for the period December 6, 1994, (date of inception) to December 31, 1997 in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public
Accountants.
    A compilation is limited to presenting in the form of financial statements information that is the representation of the management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.
    Management has elected to omit substantially all of the disclosures and statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows were included in the financial statements and supplementary schedules, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.
ROBERT R. REDWITZ & CO.
Certified Public Accountants
March 31,1998


2lst CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
2lst CENTURY TELESIS JOINT VENTURE and
2Ist CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED BALANCE SHEET
DECEMBER 31, 1997
UNAUDITED
ASSETS
Current assets
    Cash in bank   $5,056,366
    Prepaid expenses    54,045
Loan receivable    50,000
    Accrued interest receivable   22,218

Total current assets         $5,182,629

Property and equipment
    Furniture, fixtures and
    equipment 201,327
    Accumulated depreciation (64,178)

Total property and equipment      137,149


Other assets
    PCS licenses, including
    capitalized interest     87,127,699
    Capitalized system
    development costs   716,872
    Organization costs  2,705
    Deposits  11,524

Total other assets      87,858,800


Total assets       $93,178,578


SEE ACCOUNTANT'S REPORT
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and
    accrued fees   $176,210
    Payroll taxes payable    1,996
    Accrued interest    1,197,720
    Insurance contract payable    7,568

Total current liabilities         $1,383,494

Long term liabilities
    Notes payable
    Federal Communications Commission  67,171,939
    Accrued interest
    FCC notes payable   3,593,160

Total long term liabilities       70,765,099

Shareholders' equity
21st Century Telesis, Inc.
Common stock - Series A, $.01 par
value, 736,429 shares authorized,
issued and outstanding  7,364
Common stock - Series B, $.01
par value, 1,970,714 shares
authorized, 1,643,214 shares issued
and outstanding    -
Preference stock, $10 par value,
5,500,000 shares authorized,
175,000 shares issued and outstanding  17,500
21st Century Telesis (II), Inc.
    Preference stock, $.10 par value,
    5,500,000 shares authorized,
    2,571,328 and 1,886,802, respectively,
    shares issued and outstanding 257,133
    Additional paid in capital    23,387,975
    Deficit accumulated during the
    development stage   (2,639,987)
      Total shareholders' equity       21,029,985
    Total liabilities and
     shareholders' equity         $93,178,578
21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
PERIOD DECEMBER 6, 1994 to DECEMBER 31, 1997
UNAUDITED
          12/6/94
          (Date of
     Current  Inception)
    Year to Date   to 12/31/97
Revenue  $ -  $ -

Operating expenses
Salaries 204,562   1,436,774
 Travel, meetings and conferences 32,946    415,289
Legal and other professional
services 52,817    385,498
Interest expense   -    91,709
Rent     29,319    144,316
Telephone     10,081    78,107
Payroll taxes 11,219    99,806
Office and other expense     69,431    345,400
Total operating income  410,375   2,996,899

Other income
Interest income    60,132    387,938
Loss before provision for
income taxes  (350,243) (2,608,961)

Provision for taxes
Provision for taxes     5,329     31,026
Net income (loss)  $ (355,572)    $(2,639,987)




SEE ACCOUNTANT'S REPORT

    Sale of Stock  Stock issued
    for Cash  For services
    12/15/94  12/15/65 & 1/30/95
    No. of    No. of
    Shares    Amount    Shares    Amount
Capital Stock
21st Century Telesis, Inc.
Common Stock Series A   736,429   $7,364
Common Stock Series B             1,643,214
Preference Stock
21st Century Telesis (II), Inc.
Preference Stock
Additional Paid n Capital         $17,636

    Sale of Stock  Sale of Stock
    For cash  For cash
    1/30/95   through 9/30/97     Total
    No. of         No. of         No. of
    Shares    Amount    Shares    Amount    Shares         Amount
Capital Stock
21st Century Telesis, Inc.
Common Stock Series A   736,429   $7,364
Common Stock Series B   1,643,214
Preference Stock   175,000   $17,500   175,000   $17,500
21st Century Telesis (II),
Inc. Preference Stock   2,571,328      $257,133  2,571,328 $257,133
Additional Paid n Capital    $857,00   $22,512,839    $23,387,975
Deficit accumulated during
The development state   -    -    -    -    -    $(2,639,987)


21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED BALANCE SHEET
31-Mar-98
UNAUDITED
03/31/98
Current Assets

Cash     $4,465,988
Prepaid Expenses   27,989
Loan receivable    50,000
Accrued interest receivable  23,468

          Total current assets         $4,567,445


Furniture and Equipment
  Furniture, fixtures and equipment    204,163
  Accumulated depreciation   (74,087)
         130,076
Other assets
         PCS Licenses, including
    capitalized interest           89,311,616
         Capitalized system development costs          716,872
         Organizational costs           2,705
         Deposits        11,524

          Total other assets      90,042,717

          Total Assets       $94,740,238





         03/31/98

CURRENT LIABILITIES
Accounts Payable and Accrued fees      $176,210
     Payroll taxes payable        902
     Accrued Interest - FCC notes payable, current portion 2,397,807
     Insurance contract payable        4,324
          Total Current Liabilities         $2,579,243


LONG TERM LIABILITIES
     Note Payable - Federal Communications Commission 67,752,592
     Accrued interest - FCC notes payable        3,996,338


          Total long-term liabilities            71,748,930


STOCKHOLDERS' EQUITY
21st Century Telesis, Inc.
     Common Stock-Series A,$0.01 par value 736,429
        shares authorized, issued and outstanding     7,364
     Common Stock-Series B,$0.01 par value 1,970,714
        shares authorized, 1,643,214 shares issued and
    outstanding    -
     Preference Stock, $.10 par value,5,500,000 shares
        authorized, 175,000 shares issued and outstanding  17,500
21st Century Telesis (II) Inc.
     Preference Stock, $.10 par value,5,500,000 shares
        authorized, 2,571,328 and 1,886,802 shares issued
        and outstanding           257,133
Additional paid in capital        23,387,975
Deficit accumulated during the development stage (3,257,907)
     Total Stockholder's Equity             20,412,065

     Total Liabilities and Stockholders' Equity       $94,740,238




  21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 1998
PERIOD DECEMBER 6, 1994 to MARCH 31, 1998
UNAUDITED
              12/6/94
              (Date of
         Current   Inception)
         Year to Date   to 3/31/9
REVENUES $-         $-


Operating expenses
     Advertising   $3,905    $3,905
     Salaries      432,477   1,664,689
     Travel, Meetings and Conferences  88,577    470,919
     Legal and Other Professional Services  264,772   596,860
     Interest Expense   -    91,921
     Rent     67,601    182,598
     Telephone     20,733    88,759
     Payroll taxes 34,013    122,600
     Office and Other Expenses    135,354   437,402
         1,047,432      3,659,653

    Total operating income (loss) (1,047,432)    (3,659,653)

OTHER INCOME
     Miscellaneous 1,006     1,006
     Interest Income    114,783   442,589

LOSS BEFORE PROVISION FOR INCOME TAXES (931,643) (3,216,058)

     Provision for Income Taxes   41,849    41,849

NET LOSS $(973,492)     $(3,257,907)



21st CENTURY TELESIS, INC.
21st CENTURY TELESIS (II), INC.
21st CENTURY TELESIS JOINT VENTURE and
21st CENTURY BIDDING CORPORATION
(DEVELOPMENT STAGE COMPANIES)
COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
PERIOD FROM DATE OF INCEPTION, DECEMBER 6, 1994, TO MARCH 31, 1998

UNAUDITED
         Sale of   Stock     Sale of   Sale of
         Stock     Issued for     Stock     Stock
         for Cash  Services  for Cash  for Cash  Total

CAPITAL STOCK
              12/15/97       Through
Date     12/15/94  & 1/30/95 1/30/95   9/30/97
    21st Century Telesis, Inc.
    Common Stock

     Series A
        No. of shares   736,429    -         -         -         736,429
        Par value  $7,364     -         -         -         $7,364

     Series B
        No. of shares   -     1,643,214      -         -         1,643,214
        Par value  -     -         -         -         -

     Preference stock
        No. of shares   -     -         175,000   -         175,000
        Par value  -     -         $17,500   -         $17,500

21st Century Telesis (II) Inc.
Preference stock
       No. of shares    -     -         -         2,571,328      2,571,328
       Par value   -     -         -         $257,133       $257,133

ADDITIONAL PAID
IN CAPITAL    $17,636    -         $857,500       $22,512,839   $23,387,975
DEFICIT ACCUMULATED
DURING THE
DEVELOPMENT STAGE  -     -         -         -         $(3,207,907)


Item 14 - Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure
Inapplicable.

Item 15(a) Index of Financial Statements
1.  21st Century Telesis, Inc., 21st Century Telesis (II), Inc.,
21st Century Telesis Joint Venture and 21st Century Bidding
Corporation (Development Stage Companies) Combined Financial
Statements, September 30, 1997. [audited]
2.  21st Century Telesis, Inc., 21st Century Telesis (II), Inc.,
21st Century Telesis Joint Venture and 21st Century Bidding
Corporation (Development Stage Companies) Combined Fina ncial
Statements, December 31, 1997. [unaudited]
3.  21st Century Telesis, Inc., 21st Century Telesis (II), Inc.,
21st Century Telesis Joint Venture and 21st Century Bidding
Corporation (Development Stage Companies) Combined Financial
Statements, March 31, 1998. [unaudited]

Item 15(b)-Index of Exhibits
1.  Certificate of Incorporation
2.  Bylaws
3.  21st Century Telesis Joint Venture Agreement
4.  James A. LaBelle Employment Contract
5.  Premises Lease--South Bend, Indiana Operations Center
6.  PCS Licenses
A.  KNLF 303
B.  KNLF 315
C.  KNLF 304
D.  KNLF 305
E.  KNLF 306
F.  KNLF 307
G.  KNLF 308
H.  KNLF 309
I.  KNLF 310
J.  KNLF 311
K.  KNLF 312
L.  KNLF 313
M.  KNLF 314
N.  KNLF 316
O.  KNLF 317
P.  KNLF 318
Q.  KNLF 319
R.  KNLF 888
S.  KNLG 257
T.  KNLG 258
U.  KNLG 259
V.  KNLG 260
W.  KNLG 261
X.  KNLG 262
Y.  KNLG 263
Z.  KNLG 264
AA. KNLG 265


Signatures
Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
21st Century Telesis (II), Inc.
Registrant

Date:    May 13, 1998

By: Philip J. Chasmar, Secretary
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